As filed with the Securities and Exchange Commission on October 13, 2020

Registration No. 333-249348

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLEGRO MICROSYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	3674	46-2405937
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

955 Perimeter Road

Manchester, New Hampshire 03103

Telephone: (603) 626-2300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ravi Vig

Chief Executive Officer

Allegro MicroSystems, Inc.

955 Perimeter Road

Manchester, New Hampshire 03103

Telephone: (603) 626-2300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Peter M. Labonski, Esq. Keith L. Halverstam, Esq. Thomas J. Malone, Esq. Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Telephone: (212) 906-1200 Fax: (212) 751-4864	Christopher E. Brown General Counsel Allegro MicroSystems, Inc. 955 Perimeter Road Manchester, New Hampshire 03103	Derek J. Dostal, Esq. Michael Kaplan, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Telephone: (212) 450-4000 Fax: (212) 701-5800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-1 (File No. 333-249348) (the “Registration Statement”) of Allegro MicroSystems, Inc. is being filed solely for the purpose of filing Exhibits 2.1, 4.2, 10.3, 10.4, 10.5, 10.6, 10.7, 10.8, 10.9, 10.10, 10.13, 10.14, 10.15, 10.16, 10.17, 10.18, 10.27, 10.28, 10.29, 10.30, 10.31, 10.37, 10.38, 10.39, 10.40, 10.41, 10.44, 10.45, 10.46, 10.47, 10.48 and 10.49 and updating Item 16(a) (Index to Exhibits) of Part II of the Registration Statement. Accordingly, the Amendment consists solely of the facing page, this explanatory note, Part II of the Registration Statement, the signatures and the filed exhibits and is not intended to amend or delete any part of the Registration Statement except as specifically noted herein.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other expenses of issuance and distribution.

The following table sets forth all fees and expenses, other than the underwriting discount, payable solely by Allegro MicroSystems, Inc. in connection with the offer and sale of the securities being registered. All amounts shown are estimated except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc. (“FINRA”), filing fee and the exchange listing fee.

Amount to be paid
SEC registration fee	$	*
FINRA filing fee		*
Exchange listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Printing expenses		*
Transfer agent and registrar fees		*
Miscellaneous expenses		*

Total	$	*

*	To be completed by amendment.

Item 14. Indemnification of directors and officers.

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. We expect to adopt an amended and restated certificate of incorporation, which will become effective upon the closing of this offering, and which will provide that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Upon the closing of this offering, our amended and restated certificate of incorporation and amended and restated bylaws will provide indemnification for our directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

Prior to the closing of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and amended and restated bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and amended and restated bylaws.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act Securities Act against certain liabilities.

Item 15. Recent sales of unregistered securities.

The following is a summary of all transactions since April 1, 2017 involving sales of our securities that were not registered under the Securities Act, including the consideration received by us for such securities and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration is claimed.

(a)	Issuance of Capital Stock.

1.

In October 2017, we issued an aggregate of 6,720,000 shares of our Class A common stock to Sanken Electric Co., Ltd. (“Sanken”) in exchange for the 1,000 shares Sanken held of our previously existing class of common stock.

2.	In October 2017, we issued an aggregate of 2,880,000 shares of our Class A common stock to OEP SKNA, L.P. for aggregate consideration of $291.0 million.

3.	In October 2017, we issued an aggregate of 21,000 shares of restricted Class L common stock to certain of our directors for aggregate consideration of approximately $0.2 million.

4.	In August 2018, we issued an aggregate of 1,220 shares of restricted Class L common stock to one of our directors for aggregate consideration of approximately $0.06 million.

5.	In November 2018, we issued an aggregate of 4,000 shares of restricted Class L common stock to one of our directors for aggregate consideration of approximately $0.2 million.

(b)	Equity Awards.

1.

In October 2017, we granted an aggregate of 400,000 shares of unvested Class A common stock to certain of our executive officers and other employees as compensation for services provided to us by such executive officers and employees.

2.

Since April 1, 2017, we have granted an aggregate of 656,248 shares of restricted Class L common stock (17,950) shares of which were subsequently forfeited) to certain of our directors, executive officers and other employees as compensation for services provided to us by such directors, executive officers and employees.

Unless otherwise stated, the issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. Individuals who purchased securities as described above represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions.

No underwriter or underwriting discount or commission was involved in any of the transactions set forth in this Item 15.

Item 16. Exhibits and financial statements.

(a) Exhibits

The following documents are filed as exhibits to this registration statement.

Exhibit No.	Description of Exhibit

1.1*	Form of Underwriting Agreement.

2.1†	Master Transaction Agreement, dated as of March 25, 2020, by and among Polar Semiconductor, LLC, Allegro MicroSystems, Inc., Allegro MicroSystems, LLC and Sanken Electric Co., Ltd.

Exhibit No.	Description of Exhibit

3.1**	Amended and Restated Certificate of Incorporation of Allegro MicroSystems, Inc., as currently in effect.

3.2*	Form of Amended and Restated Certificate of Incorporation of Allegro MicroSystems, Inc., to be in effect upon the closing of this offering.

3.3**	Amended and Restated Bylaws of Allegro MicroSystems, Inc., as currently in effect.

3.4*	Form of Amended and Restated Bylaws of Allegro MicroSystems, Inc., to be in effect upon the closing of this offering.

4.1*	Specimen Stock Certificate evidencing the shares of common stock.

4.2	Stockholders Agreement, dated as of September 30, 2020, by and among Allegro MicroSystems, Inc., Sanken Electric Co., Ltd. and OEP SKNA, L.P.

4.3*	Amended and Restated Registration Rights Agreement, by and among the Company, Sanken Electric Co. and OEP SKNA, L.P.

5.1*	Opinion of Latham & Watkins LLP.

10.1**	Revolving Credit Agreement, dated as of January 22, 2019, by and between Allegro MicroSystems, LLC and Mizuho Bank, Ltd.

10.2**	Amendment No. 1 to Revolving Credit Agreement, dated as of January 22, 2020, by and between Allegro MicroSystems, LLC and Mizuho Bank, Ltd.

10.3	Consolidated and Restructured Loan Agreement, dated as of March 28, 2020, by and between Polar Semiconductor, LLC and Allegro MicroSystems, Inc. (included as Exhibit A to Exhibit 2.1).

10.4†	Amended and Restated Limited Liability Company Agreement of Polar Semiconductor, LLC, dated as of March 28, 2020, by and among Polar Semiconductor, LLC, Allegro MicroSystems, Inc. and Sanken Electric Co. Ltd. (included as Exhibit B to Exhibit 2.1).

10.5†	Wafer Foundry Agreement, dated as of April 12, 2013, by and between Allegro MicroSystems, LLC and Polar Semiconductor, LLC.

10.6†	Amendment No. 1 to Wafer Foundry Agreement, dated as of March 28, 2020, by and between Allegro MicroSystems, LLC and Polar Semiconductor, LLC. (included as Exhibit C to Exhibit 2.1).

10.7	Letter Agreement regarding FY21 Price Support, dated as of March 28, 2020, by and between Allegro MicroSystems, LLC and Polar Semiconductor, LLC (included as Exhibit D to Exhibit 2.1).

10.8†	Transition Services Agreement, dated as of March 28, 2020, by and among Polar Semiconductor, LLC, Sanken Electric Co., Ltd. and Allegro MicroSystems, Inc. (included as Exhibit E to Exhibit 2.1).

10.9†X	IC Technology Development Agreement, dated as of May 28, 2009, by and among Sanken Electric Co., Ltd., Polar Semiconductor, LLC and Allegro MicroSystems, Inc.

10.10†X	SG8 Collaboration Agreement, dated as of July 5, 2014, by and between Sanken Electric Co., Ltd., Polar Semiconductor, LLC and Allegro MicroSystems, LLC.

10.11**	Discrete Technology Development Agreement, dated as of April 1, 2015, by and among Polar Semiconductor, LLC, Allegro MicroSystems, Inc. and Sanken Electric Co., Ltd.

10.12**	Amendment No. 1 to Discrete Technology Development Agreement, dated as of June 15, 2018, by and among Polar Semiconductor, LLC, Allegro MicroSystems, Inc. and Sanken Electric Co., Ltd.

10.13†	Letter Agreement regarding Consolidation of Technology Agreements, by and among Allegro MicroSystems, LLC, Sanken Electric Co., Ltd. and Polar Semiconductor, LLC (included as Exhibit F to Exhibit 2.1).

Exhibit No.	Description of Exhibit

10.14	Letter Agreement regarding Termination of Distribution Agreement, dated as of March 28, 2020, by and between Allegro MicroSystems, LLC and Sanken Electric Co., Ltd. (included as Exhibit H to Exhibit 2.1).

10.15†	Distribution Agreement, dated as of July 5, 2007, by and between Allegro MicroSystems, Inc. and Sanken Electric Co., Ltd.

10.16†	Amended and Restated Transfer Pricing Agreement, dated as of March 28, 2020, by and among Sanken Electric Co., Ltd., Allegro MicroSystems, Inc., Allegro MicroSystems, LLC and Polar Semiconductor, LLC (included as Exhibit I to Exhibit 2.1).

10.17†	Sales Representative Agreement, dated as of July 5, 2007, by and between Sanken Electric Co., Ltd. and Allegro MicroSystems, Inc.

10.18†X	Royalty Sharing Agreement, dated as of September 3, 2013, by and between Sanken Electric Co., Ltd. and Allegro MicroSystems, LLC.

10.19**	Subblease Agreement, by and between Allegro MicroSystems Business Development, Inc. and Sanken Electric Co., Ltd.

10.20**	Contract of Lease, dated as of April 1, 2004, by and between Allegro MicroSystems Phils. Realty, Inc. and Allegro MicroSystems Philippines, Inc.

10.21**	Contract of Lease, dated as of May 23, 2008, by and between Allegro MicroSystems Phils. Realty, Inc. and Allegro MicroSystems Philippines, Inc.

10.22**	Contract of Lease, dated as of February 10, 2010, by and between Allegro MicroSystems Phils. Realty, Inc. and Allegro MicroSystems Philippines, Inc.

10.23**	Contract of Lease, dated as of December 29, 2017, by and between Allegro MicroSystems Phils. Realty, Inc. and Allegro MicroSystems Philippines, Inc.

10.24**	Board Executive Advisor Agreement, dated as of September 28, 2017, by and between Allegro MicroSystems, Inc. and Reza Kazerounian.

10.25**	Amendment to Board Executive Advisor Agreement, dated as of June 28, 2018, by and between Allegro MicroSystems, Inc. and Reza Kazerounian.

10.26#**	Director Offer Letter, dated as of June 28, 2018, by and between Allegro MicroSystems, Inc. and Reza Kazerounian.

10.27#	Form of Class A Restricted Stock Award Agreement.

10.28#	Form of Amendment to Class A Restricted Stock Award Agreement.

10.29#	Form of Class L Restricted Stock Award Agreement.

10.30#	Amended and Restated Allegro MicroSystems, LLC Executive Deferred Compensation Plan, dated as of September 15, 2015.

10.31#	Allegro MicroSystems, Inc. Long Term Incentive Plan (FY 2018).

10.32#*	Form of Allegro MicroSystems, Inc. 2020 Omnibus Incentive Compensation Plan.

10.33#*	Form of Restricted Stock Unit Agreement under Allegro MicroSystems, Inc. 2020 Omnibus Incentive Compensation Plan (Employees).

10.34#*	Form of Restricted Stock Unit Agreement under Allegro MicroSystems, Inc. 2020 Omnibus Incentive Compensation Plan (Board of Directors).

10.35#*	Form of Performance Stock Unit Agreement under Allegro MicroSystems, Inc. 2020 Omnibus Incentive Compensation Plan.

10.36#*	Form of Allegro MicroSystems, Inc. 2020 Employee Stock Purchase Plan.

10.37#	Amended and Restated Severance Agreement, dated as of September 30, 2020, by and between Allegro MicroSystems, LLC, Allegro MicroSystems, Inc. and Ravi Vig.

Exhibit No.	Description of Exhibit

10.38#	Amended and Restated Severance Agreement, dated as of September 30, 2020, by and between Allegro MicroSystems, LLC, Allegro MicroSystems, Inc. and Paul V. Walsh, Jr.

10.39#	Amended and Restated Severance Agreement, dated as of September 30, 2020, by and between Allegro MicroSystems, LLC, Allegro MicroSystems, Inc. and Michael C. Doogue.

10.40#	Amended and Restated Severance Agreement, dated as of September 30, 2020, by and between Allegro MicroSystems, LLC, Allegro MicroSystems, Inc. and Max R. Glover.

10.41#	Offer Letter, dated as of June 21, 2019, by and between Allegro MicroSystems, Inc. and Max R. Glover.

10.42#*	Form of Allegro MicroSystems, Inc. Non-Employee Director Compensation Program.

10.43*	Form of Indemnification Agreement between Allegro MicroSystems, Inc. and its directors and officers.

10.44	Term Loan Credit Agreement, dated as of September 30, 2020, by and between Allegro MicroSystems, Inc., Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, and the other agents, arrangers and lenders party thereto.

10.45	Term Loan Security Agreement, dated as of September 30, 2020, by and between Allegro MicroSystems, Inc., the other grantors party thereto from time to time, and Credit Suisse AG, Cayman Islands Branch, as collateral agent.

10.46	Revolving Facility Credit Agreement, dated as of September 30, 2020, by and between Allegro MicroSystems, Inc., Mizuho Bank, Ltd., as administrative agent and collateral agent, and the other agents, arrangers and lenders party thereto.

10.47	Revolving Facility Security Agreement, dated as of September 30, 2020, by and between Allegro MicroSystems, Inc., the other grantors party thereto from time to time, and Mizuho Bank, Ltd., as collateral agent.

10.48	Form of Class A Share Repurchase Agreement.

10.49	Form of Class L Share Repurchase Agreement.

16.1**	Letter of Ernst & Young LLP regarding changes in the independent registered public accounting firm of Allegro MicroSystems, Inc.

21.1*	Subsidiaries of Allegro MicroSystems, Inc.

23.1**	Consent of Grant Thornton LLP.

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1**	Power of Attorney.

99.1**	Consent of Christine King to be named as a director nominee.

*	To be filed by amendment.
**	Previously filed.
#	Indicates a management contract or compensatory plan or arrangement.
†

Portions of this exhibit (indicated by “[XXX]”) have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because they are both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

X	This exhibit is being re-filed to include, on the first page of such exhibit, the legend required pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended.

(b) Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Allegro MicroSystems, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Manchester, New Hampshire, on this 13th day of October, 2020.

ALLEGRO MICROSYSTEMS, INC.

By:	/s/ Ravi Vig
Ravi Vig Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature	Title	Date

/s/ Ravi Vig Ravi Vig	Chief Executive Officer (Principal Executive Officer) and Director	October 13, 2020

/s/ Paul V. Walsh, Jr. Paul V. Walsh, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)	October 13, 2020

* Yoshihiro (Zen) Suzuki	Chairman of the Board of Directors	October 13, 2020

* Andrew Dunn	Director	October 13, 2020

* Noriharu Fujita	Director	October 13, 2020

* Reza Kazerounian	Director	October 13, 2020

* Richard Lury	Director	October 13, 2020

* Joseph Martin	Director	October 13, 2020

* Paul Carl (Chip) Schorr IV	Director	October 13, 2020

* Hideo Takani	Director	October 13, 2020

By:	/s/ Ravi Vig
Ravi Vig
Attorney-in-Fact